Exhibit 10.17

April 8, 2019

Mr. Joseph Braun

(delivered electronically)

Re: Offer of Employment

Dear Joe:

On behalf of Dorman Products, Inc., it is with great pleasure that I extend this offer of employment to you.  Please know that this offer is contingent upon execution of the enclosed non-competition and confidentially agreement.  As previously discussed, below are the significant aspects of the offer.

1.	Title

Your official title will be Senior Vice President, General Counsel. We will recommend that you be appointed Secretary, subject to approval by the Board of Directors. This appointment recommendation will also identify you as an Executive Officer (Section 16) of the Company. Your employment is “at will”, the same relationship that all employees have with the Company.

2.	Reporting Relationship

You will report directly to Kevin Olsen, President & Chief Executive Officer.

3.	Compensation

Your salary will be $375,000 on an annual basis and paid bi-weekly.

4.	Annual Incentive Bonus and Long Term Incentive Program

You will participate in both our Annual (cash) and Long Term (equity) Incentive Programs both targeted at 50% of your base salary. You will be eligible to participiate in the annual incentive bonus for 2019, prorated based upon your start date. You will be eligible to participate in the Long Term Incentive Program stating in 2020. Your cash bonus will be paid during the course of your employment in accordance with and subject to Company policy. All equity granted under the Long Term Incentive Program will be in accordance with, and subject to the terms of the Company’s 2018 Stock Option and Stock Incentive Plan and other applicable Company policies.

5.	Benefits

You will participate in Dorman’s benefits program beginning on the first day of the month after 60 days of employment. Dorman will reimburse you for the cost of your COBRA coverage in an amount not to exceed the amount that a full-time Dorman contributor would pay for similar healthcare coverage until such time as you are eligible to receive healthcare benefits from Dorman.

A separate attachement details these benefits, but in summary they include:

▪	Medical, Dental, & Vision Insurance

▪	401 (k) Plan with Profit Sharing and Match
▪	Short and long term disability insurance
▪	Life Insurance
▪	Tuition Reimbursement

6.	Grant of Equity

You will receive a one-time equity grant valued at $375,000 comprised of 50% restricted stock and 50% incentive stock options based on the closing price of the Company’s common stock on your start date (the “Date of Grant”). The restricted stock will vest 25% per year beginning on the first anniversary of the Date of Grant; the incentive stock options will vest 25% per year beginning on the first anniversary of the Date of Grant. All equity granted will be in accordance with, and subject to the terms of the Company’s 2018 Stock Option and Stock Incentive Plan and other applicable Company policies.

7.	Vacation

You will be eligible to receive 20 days of vacation each year

8.	Start Date

Your start date will be April 24, 2019.

Joe, we are all very excited about having you as a member of the Dorman Team.  If you accept our offer, please sign and accept below. We look forward to the contributions your talent and experience will bring to Dorman. Congratulations!

Sincerely,

/s/ Kevin Olsen

Kevin Olsen

President and CEO

Accepted by:      /s/ Joseph BraunDate:   4/11/19

Joseph Braun

Enclosures